Exhibit 99.1

Report of Independent Auditors

The Supervisory Board and Shareholders of IXOS Software AG and subsidiaries:

We have audited the accompanying consolidated balance sheet of IXOS Software AG (the “Company”) as of June 30, 2003 and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of IXOS Software AG for the year ended June 30, 2002, were audited by Ernst & Young Revisions- und Treuhandgesellschaft mbH Wirtschaftsprüfungsgesellschaft Steuerberatungsgesellschaft, A Member Firm of Ernst & Young Global, whose report dated August 13, 2002, except for note B, as to which the date is June 13, 2003, expressed an unqualified opinion on those statements. The consolidated financial statements of IXOS Software AG as of June 30, 2001 and for the year then ended were audited by other auditors who have ceased operations as a foreign associated firm of the Securities and Exchange Commission Practice Section of the American Institute of Certified Public Accountants. Those auditors expressed an unqualified opinion on those financial statements in their report dated July 27, 2001.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IXOS Software AG as of June 30, 2003, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

Ernst & Young AG

Wirtschaftsprüfungsgesellschaft

Klein	Petzoldt
Wirtschaftsprüfer	Wirtschaftsprüfer

Munich, August 14, 2003

Report of Independent Auditors

The Supervisory Board and Shareholders of IXOS Software AG and subsidiaries:

We have audited the accompanying consolidated balance sheet of IXOS Software AG (the “Company”) as of June 30, 2002 and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of IXOS Software AG as of June 30, 2000 and 2001 and in each of the three years in the period ended June 30, 2001 were audited by other auditors who have ceased operations as a foreign associated firm of the Securities and Exchange Commission Practice Section of the American Institute of Certified Public Accountants. Those auditors expressed an unqualified opinion on those financial statements in their report dated July 27, 2001.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IXOS Software AG at June 30, 2002, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IXOS Software AG at June 30, 2002, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

As discussed in Note B, the accompanying consolidated balance sheet of IXOS Software AG (the “Company”) as of June 30, 2002 and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended have been restated.

Ernst & Young

Revisions- und Treuhandgesellschaft mbH

Wirtschaftsprüfungsgesellschaft

Steuerberatungsgesellschaft (1)

Klein	Petzoldt
Wirtschaftsprüfer	Wirtschaftsprüfer

Munich, August 13, 2002, except for note B, as to which the date is June 13, 2003

(1)	formerly Arthur Andersen Wirtschaftsprüfungsgesellschaft Steuerberatungsgesellschaft mbH

Report of Independent Auditors

We have audited the accompanying consolidated balance sheets of IXOS Software AG and subsidiaries (the “Company”) as of June 30, 1999, 2000 and 2001 and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended June 30, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IXOS Software AG and subsidiaries as of June 30, 1999, 2000 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2001 in conformity with accounting principles generally accepted in the United States.

Arthur Andersen

Wirtschaftsprüfungsgesellschaft

Steuerberatungsgesellschaft mbH

Klein	Petzoldt
Wirtschaftsprüfer	Wirtschaftsprüfer

Munich, July 27, 2001

Note:

•	This report is a copy of the previously issued Arthur Andersen accountants report

•	This report has not been reissued by Arthur Andersen

Consolidated Financial Statements of the IXOS SOFTWARE AG

Consolidated Statements of Operations for the years ended June 30, 2001, 2002 and 2003

	Notes	2000/2001 €	2001/2002 €	2002/2003 €
		(in thousands, except share and per share data)
Revenues
Software licenses		58,370	53,021	50,371
Services		32,018	35,701	35,677
Maintenance		26,611	33,278	41,071

Total revenues		116,999	122,000	127,119

Cost of revenues
Software licenses		816	1,632	2,060
Services		25,137	26,915	27,142
Maintenance		9,021	9,948	10,333

Total cost of revenues		34,974	38,495	39,535

Gross profit		82,025	83,505	87,584

Operating (income)/expenses
Sales and marketing		52,776	47,715	55,409
Research and development		15,667	15,663	18,940
General and administrative		13,188	12,425	13,152
Other operating income	1	(3,798)	(6,191)	(6,049)
Other operating expenses	1	(1,758)	6,184	6,000

Total operating expenses		76,075	75,796	87,452

Income from operations		5,950	7,709	132

Other income/(expenses)
Interest income		736	739	764
Interest expense		(195)	(110)	(213)
Foreign currency exchange gain/(loss)		217	(1,242)	(4,241)
Gain on sale of subsidiaries and joint ventures	2	2,856	0	0
Loss from equity interest in joint ventures	2	(2,014)	0	0

Total other income/(expenses)		1,600	(613)	(3,690)

Income/(loss) before provision for income taxes		7,550	7,096	(3,558)
Provision for income taxes	3	(767)	(294)	(397)

Net income (loss)		6,783	6,802	(3,955)

Net income (loss) per share	4
Basic		0.34	0.35	(0.19)
Diluted		0.34	0.34	(0.19)[2]

Weighted average shares outstanding	4
Basic		19,687,150	19,677,661	21,059,116
Diluted		19,857,165	19,747,471	21,059,116 [1]

The accompanying notes are an integral part of the financial statements.

[1]	Diluted average shares outstanding are identical in fiscal year 2002/03 as the Company reports losses.
[2]	Diluted and basic earnings per share are the same in fiscal years where the Company reports losses, as the effect would be antidilutive.

Consolidated Balance Sheets as of June 30, 2001, 2002 and 2003

	Notes	June 30, 2001 €	June 30, 2002 €	June 30, 2003 €
		(in thousands, except share and per share data)
Assets
Current assets
Cash and cash equivalents	5	30,012	34,320	29,214
Accounts receivable, net of allowance for doubtful accounts of €2,009 (2001), €1,611 (2002) €1,776 and (2003)	6	42,333	44,409	40,493
Unbilled receivables		0	891	949
Prepaid expenses and other assets	7	3,796	4,147	7,394

Total current assets		76,141	83,767	78,050

Property, plant and equipment, net	8, 14	11,922	9,717	9,659
Intangible assets, net	9	713	3,510	9,057
Goodwill, net	10	572	400	9,861
Other long-term assets		674	1,075	1,630

		13,881	14,702	30,207

Total assets		90,022	98,469	108,257

Liabilities and shareholders’ equity
Current liabilities
Income taxes payable		1,514	452	808
Accrued liabilities	11	11,984	10,495	12,537

		13,498	10,947	13,345

Accounts payable	12	5,970	11,069	7,574
Customer advances and other unearned revenues	12, 13	11,223	11,679	13,516
Current portion of long-term debt and short-term borrowings		38	0	0
Current portion of obligations under capital leases		293	131	0
Deferred income taxes	3	1,219	1,036	603

		18,743	23,915	21,693

Total current liabilities		32,241	34,862	35,038

Obligations under capital leases, net of current portion	14	131	0	0
Other long-term debt, net of current portion	12	0	0	846
Accrued pension liabilities	15	1,317	1,680	1,848

		1,448	1,680	2,694

Commitments	16
Shareholders’ equity
Common stock (no-par value shares, 34,247,542 shares authorized; 19,724,659, 19,684,659, and 21,491,044 shares outstanding in 2001, 2002, and 2003, respectively)	17	20,303	20,303	22,110
Additional paid-in capital	17	44,506	44,506	53,274
Treasury shares		0	(241)	(241)
Retained deficit		(8,429)	(1,627)	(5,582)
Accumulated other comprehensive income (loss)	18	(47	(1,014)	964

Total shareholders’ equity		56,333	61,927	70,525

Total liabilities and shareholders’ equity		90,022	98,469	108,257

The accompanying notes are an integral part of the financial statements.

Consolidated Statements of Shareholders’ Equity for the years ended June 30, 2001, 2002 and 2003

	Notes	Common Stock		Additional Paid-in Capital €	Treasury Stock €
		Shares	Amount €
Balance – June 30, 2000		19,657,093	20,158	44,343	0
Correction of common stock		0	77	(77)	0
Exercise of stock options	19	67,566	68	240	0
Amortization of deferred compensation	19	0	0	0	0
Net income		0	0	0	0
Translation adjustment		0	0	0	0

Balance – June 30, 2001		19,724,659	20,303	44,506	0

Treasury stock		(40,000)	0	0	(241)
Net income		0	0	0	0
Translation adjustment		0	0	0	0

Balance – June 30, 2002		19,684,659	20,303	44,506	(241)

Capital increase	17	1,800,000	1,800	8,750	0
Exercise of stock options	19	6,385	7	18	0
Treasury Stock		0	0	0	0
Net loss		0	0	0	0
Pension accrual adjustment	15	0	0	0	0
Translation adjustment		0	0	0	0

Balance – June 30, 2003		21,491,044	22,110	53,274	(241)

The accompanying notes are an integral part of the financial statements.

	Deferred Compensation €	Retained Earnings (Deficit) €	Accumulated Other Comprehensive Income €	Total Shareholders’ Equity €	Comprehensive Income €
	(in thousands, except share amounts)
Balance – June 30, 2000	(161)	(15,212)	(248)	48,880	(27,096)
Correction of common stock	0	0	0	0
Exercise of stock options	0	0	0	308
Amortization of deferred compensation	161	0	0	161
Net income	0	6,783	0	6,783	6,783
Translation adjustment	0	0	201	201	201

Balance – June 30, 2001	0	(8,429)	(47)	56,333	6,984

Treasury stock	0	0	0	(241)
Net income	0	6,802	0	6,802	6,802
Translation adjustment	0	0	(967)	(967)	(967)

Balance – June 30, 2002	0	(1,627)	(1,014)	61,927	5,835

Capital increase	0	0	0	10,550
Exercise of stock options	0	0		25
Treasury Stock	0	0		0
Net loss	0	(3,955)	0	(3,955)	(3,955)
Pension accrual adjustment	0	0	(52)	(52)	(52)
Translation adjustment	0	0	2,030	2,030	2,030

Balance – June 30, 2003	0	(5,582)	964	70,525	(1,977)

Consolidated Statements of Cash flows for the years ended June 2001, 2002 and 2003

	2000/2001 €	2001/2002 €	2002/2003 €
	(in thousands)
Cash flows from operating activities
Net income/(loss)	6,783	6,802	(3,955)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Depreciation and amortization	6,731	4,269	4,681
Loss from disposals of fixed assets	385	75	85
Gain from sale of consolidated companies and other companies	(2,856)	0	0
Deferred income taxes	1,219	(183)	(1,084)
Deferred compensation	161	0	0
Accrued pension liabilities	121	363	168
Changes in operating assets and liabilities:
Accounts receivable	(5,058)	(2,076)	7,913
Unbilled revenue	0	(891)	(58)
Prepaid expenses and other	(557)	(752)	(2,655)
Accounts payable	(252)	5,099	(6,894)
Accrued liabilities	(2,453)	(1,489)	(227)
Customer advances and unearned revenues	1,087	456	(1,974)
Income taxes payable	(1,292)	(1,062)	323

Net cash provided by/(used in) operating activities	4,019	10,611	(3,677)

Cash flows from investing activities
Purchase of intangible assets, property and equipment	(7,827)	(4,764)	(2,357)
Cash used in business acquisitions, net of cash acquired	0	0	(6,620)
Cash received from the sale of consolidated companies and other companies	4,267	0	0

Net cash used in investing activities	(3,560)	(4,764)	(8,977)

Cash flows from financing activities
Repayments of long-term debt	(342)	(38)	(4,166)
Repayment of capital lease obligations	(640)	(293)	(839)
Capital contribution	307	0	10,575
Treasury Stock	0	(241)	0

Net cash provided by/(used in) financing activities	(675)	(572)	5,570

Net increase/(decrease) in cash and cash equivalents	(216)	5,275	(7,084)
Foreign currency exchange adjustment	201	(967)	1,978
Cash and cash equivalents – beginning of year	30,027	30,012	34,320

Cash and cash equivalents – end of year	30,012	34,320	29,214

Supplemental data
Cash paid during the period:
Income taxes	721	50	322
Interest	151	0	110

The accompanying notes are an integral part of the financial statements.

Notes to the Consolidated Financial Statements

(all amounts in thousands, except share and per share amounts)

A. General disclosures

IXOS SOFTWARE Aktiengesellschaft (“IXOS” or the “Company”), founded in Germany in 1988, together with its subsidiaries, is one of the leading providers of software solutions for the management of business documents.

The balance sheet date for the financial statements of all companies included in the consolidated financial statements is June 30, 2003, which corresponds to the closing date of the parent company, IXOS SOFTWARE AG, Grasbrunn.

B. Consolidated group and consolidation policies

Consolidated group

As of June 30, 2003 IXOS held 100% of the shares in the following subsidiaries:

•	IXOS SOFTWARE, Inc., San Mateo, California, U.S.A.

•	IXOS SOFTWARE (International) AG, Biel, Switzerland

•	IXOS SOFTWARE Kabushiki Kaisha, Tokyo, Japan

•	IXOS SOFTWARE Asia PTE Ltd., Singapore

•	IXOS SOFTWARE s. r. o., Prague, Czech Republic

•	IXOS SOFTWARE Limited, Maidenhead, United Kingdom

•	IXOS SOFTWARE Australia Pty. Ltd., Melbourne, Australia

•	IXOS SOFTWARE Sdn. Bhd., Kuala Lumpur, Malaysia

•	IXOS SOFTWARE (Austria) GmbH, Vienna, Austria

•	IXOS (Netherlands) B. V., Hilversum, Netherlands

As of June 30, 2003 IXOS held 99.92 % of the shares of the following subsidiary:

Obtree Technologies Inc., Basel, Switzerland

At the balance sheet date, the Obtree Technologies Inc. and IXOS SOFTWARE s. r. o. subsidiaries functioned as development companies for IXOS SOFTWARE products. All other subsidiaries are sales organizations for IXOS’ products and services and assure support for local customers.

Changes in the consolidated group

On January 24, 2003 IXOS announced the acquisition of Swiss-based Obtree Technologies Inc. and the purchase of the operating business of German-based PowerWork AG. Obtree Technologies Inc. is a leading supplier of content management solutions in Europe. PowerWork AG is an innovative supplier of process management and workflow technologies in Germany, Austria, and Switzerland. The two acquisitions are specifically designed to complement IXOS’ portfolio in the ECM environment. The additional technologies, successfully established products, and the new research, development, and sales resources ideally complement IXOS’ existing products in the key fields of content management, workflow, and process management.

Obtree Technologies Inc., based in Basel, was a closely held (unlisted) Swiss public company, offering software development, sales, services, and support. In fiscal year 2002, Obtree Technologies Inc. generated revenues of approximately € 11.2 million. IXOS acquired the company with a total of 86 employees through a cash purchase of the company’s shares. Initially IXOS bought 96.42% of the company’s 14,790,347 ordinary shares at a price of CHF 0.52 (€ 0.36) per share. This corresponds to a purchase price of CHF 7.7 million (€ 5.3 million) for a 100% interest. The transfer of beneficial ownership took place on February 1, 2003. Under a resolution adopted by the General Meeting, an additional 517,377 ordinary shares were purchased at a price of CHF 0.52 per share between April 2, 2003 and May 2, 2003. As of June 30, 2003, IXOS owns 14,778,330 shares representing 99.92% of the total outstanding shares. Including transaction costs of € 0.9 million, the total purchase price was € 6.2 million.

IXOS engaged independent expert to assist in the valuation of net assets acquired. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed for Obtree Technologies Inc. as of January 31, 2003.

€
Current assets	5,932
Fixed assets	1,644
Intangible assets	5,417
Goodwill	7,397

Total assets	20,390

Current liabilities	(8,942)
Long-term debt	(5,269)

Total liabilities	(14,211)

Net assets acquired	6,179

In the course of the purchase accounting for Obtree Technologies Inc., goodwill was increased by another € 251 from the recognition of deferred tax liabilities on capitalized intangible assets.

The current liabilities are composed of the following items:

€
Deferred income	2,372
Other liabilities	2,193
Trade accounts payable	1,820
Other accruals	1,497
Advance payments	1,060

8,942

The acquisition was accounted for as a purchase transaction in accordance with SFAS No. 141. Of the € 5,417 capitalized intangible assets, € 4,097 was assigned assets to software and € 1,320 to support contracts. The software has a useful life of four years and is amortized on a straight-line basis. The support contracts have a useful life of five years and are amortized over the useful life of each contract. Goodwill represents the excess of the purchase price over the fair value of net tangible and identified intangible assets acquired. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill will no longer be amortized, but will be tested for impairment annually or more frequently if there are indicators of impairment. This goodwill is not tax-deductible.

The results of Obtree Technologies Inc.’s operations have been included in the consolidated financial statements of IXOS SOFTWARE AG effective February 1, 2003.

IXOS also acquired the net operating assets and liabilities plus 24 employees of PowerWork AG (unlisted), based in Kempten, Germany, in return for € 1.2 million in cash. Including transaction costs of € 0.4 million the total purchase price was € 1.6 million. PowerWork AG is a software house offering development, sales and services, and support. In fiscal year 2001/2002 the company generated revenues of € 2.2 million.

IXOS engaged an independent expert to assist in the valuation of net assets acquired. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed for PowerWork AG as of January 23, 2003.

€
Current assets	338
Fixed assets	105
Intangible assets	733
Goodwill	1,812

Total assets	2,988

Current liabilities	(1,424)

Total liabilities	(1,424)

Net assets acquired	1,564

The current liabilities are composed of the following items:

€
Other accruals	519
Trade accounts payable	332
Deferred income	225
Other liabilities	199
Advance payments	149

1,424

The acquisition was accounted for as a purchase transaction in accordance with SFAS No. 141. The € 733 capitalized intangible assets include software only. This software has a useful life of three years, and will be amortized on a straight-line basis over this period. Goodwill represents the excess of the purchase price over the fair value of tangible and identified intangible assets acquired. In accordance with SFAS No. 142 goodwill will no longer be amortized, but will be tested for impairment annually or more frequently if there are indicators of impairment. This goodwill is tax-deductible.

The results of PowerWork AG’s operations have been included in the consolidated financial statements of IXOS SOFTWARE AG since the date of acquisition.

The following unaudited pro-forma summary presents the consolidated results of the Company as if the acquisitions had occurred on July 1, 2001:

	unaudited 2001/2002 €	unaudited 2002/2003 €
Revenues	138,795	135,703
Net loss	(33,598)	(13,888)
Basic and diluted net loss per share	(1.56)	(0.65)

The unaudited pro-forma consolidated amounts do not purport to show the actual results of operations of the Company as if the acquisition had taken place on July 1, 2001, nor can they be used to extrapolate the future results of the Company.

Effective August 2, 2001, the Company founded the fully owned subsidiary, IXOS (Netherlands) B. V., Hilversum, Netherlands with common stock of € 100.

Effective August 29, 2000, IXOS SOFTWARE AG sold its wholly owned subsidiary, IXOS Anwendungs-Software GmbH, Leipzig, for a price of € 767.

Effective August 2, 2000, the Company founded the fully owned subsidiary, IXOS SOFTWARE (Austria) GmbH, Vienna, Austria, with common stock of € 250, and the fully owned subsidiary, IXOS SOFTWARE Sdn. Bhd., Kuala Lumpur, Malaysia, with common stock of MYR 250.

Consolidation policies

The financial statements of the foreign and German companies included in the consolidated financial statements have all been prepared using uniform accounting policies in compliance with accounting principles generally accepted in the United States (U.S. GAAP).

IXOS SOFTWARE Aktiengesellschaft and all the majority holdings have been fully consolidated in the Company’s consolidated financial statements. The consolidated financial statements were prepared in Euros (“€”) in accordance with U.S. GAAP.

Shares of companies in which the Company holds an investment of between 20 % and 50 % are accounted for using the equity method as long as the Company exercises significant influence. As of June 30, 2003 and June 30, 2002 the Company did not hold such investments. The Company held 31 % equity investment in memIQ until this investment was sold as of March 21, 2001.

All intercompany transactions and balances have been eliminated.

C. Significant Accounting Policies

Foreign currency translation

The functional currency of each of the Company’s subsidiaries is the local currency of the country in which the subsidiary is located. Accordingly, assets and liabilities in the balance sheets of the foreign subsidiaries in a foreign currency (except equity) are translated into euros at the closing rate. Resulting translation adjustments are recognized in other comprehensive income, which is a separate component of shareholder’s equity.

Transactions involving other currencies were translated into local currency using the exchange rates in effect at the transaction date. At year-end, assets and liabilities denominated in other currencies are translated using the closing rates. The corresponding exchange rate gains and losses are reported in the statement of operations. Intercompany transactions of a long-term investment nature are considered part of a parent’s net investment and are charged or credited to accumulated other comprehensive income in shareholders’ equity.

Revenues and expenses are translated at the average monthly exchange rate.

The following closing rates have been used to translate assets and liabilities:

Country	Currency	Translation rate (1 € equal to)
U.S.A.	USD	1.143
Japan	JPY	137.25
United Kingdom	GBP	0.6928
Switzerland	CHF	1.5505
Australia	AUD	1.71
Malaysia	MYR	4.3428
Singapore	SGD	2.01
Czech Republic	CZK	31.59

Use of estimates in the preparation of the consolidated financial statements

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures in the notes and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from these estimates.

Cash and cash equivalents and short-term capital investments

Cash and cash equivalents are carried at nominal value. The company classifies all short-term highly liquid investments with original maturity dates of 90 days or less at the time of acquisition as cash and cash equivalents.

Trade accounts receivable

Accounts receivable are stated at their nominal value, net of allowances for doubtful accounts. The Company estimates the allowance for doubtful accounts based on the history of bad debts, and by applying a flat percentage to the overdue accounts. Trade accounts receivable are written off against the allowance for doubtful accounts when collection efforts have ceased.

Property and equipment

Property and equipment is carried at cost and depreciated using the straight-line method over the estimated useful lives of the assets, ranging from 3 to 13 years. Leasehold improvements are depreciated straight-line over the shorter of the term of the rent agreement or the estimated useful life. Gains and losses on the sale of fixed assets are shown as other operating income or expenses. Maintenance and minor repairs are charged to operations as incurred.

Low-value items (with acquisition costs under € 0.410) are expensed in the year of acquisition.

Purchased software

Purchased software is recognized at cost and amortized on a straight-line basis over the expected useful life. The amortization period is between three and five years.

Accounting for the impairment of long-lived and intangible assets

The Company adopted SFAS No. 144, “Accounting for the impairment or Disposal of Long-lived Assets,” on July 1, 2002. In accordance with SFAS No. 144, long-lived assets, including purchased software and property and equipment, are reviewed for impairment whenever circumstances and situations change in such a way as to indicate that the carrying amounts of such assets may not be recoverable. An impairment loss is recognized when the estimated future cash flows (undiscounted) expected to result from the use of an asset are less than the carrying amount of the asset. Measurement of an impairment loss is based on the difference between the carrying amount of the asset and its fair value computed using discounted cash flows, if the asset is expected to be held and used.

Measurement of an impairment loss for an asset held for sale would be based on the fair market value less estimated costs to sell. No impairment losses have been recognized in the years presented.

Goodwill

All business acquisitions have been accounted for using the purchase method. Where the acquisition costs for a company exceed the fair value of the share of the net assets acquired by the Company on the day of the acquisition, the difference is recognized as goodwill.

Goodwill has been amortized until June 30, 2002 over a useful life of 7 years. On July, 2002 the Company adopted SFAS No. 142, and goodwill has no longer been amortized. Goodwill is now reviewed for impairment annually or whenever circumstances and situations change in such a way as to indicate that the carrying amounts of such assets may not be recoverable. Consistent with its assessment of its reportable segments under SFAS No. 131, the Company has determined that only one reporting unit exists for purposes of allocating goodwill. An impairment loss is recognized based on the excess of the book value of the Company’s net assets over the fair value of its net assets, as estimated by management based upon the Company’s market capitalization. No impairment losses have been recognized in any periods presented.

Had the Company adopted SFAS No. 142 at July 1, 2000, it would not have recorded a goodwill amortization charge of € 172 for both fiscal years 2000/01 and 2001/02. The adoption of the Standard in 2002/03 did not result in any cumulative effect adjustment, as the Company’s transition impairment test indicated that there was no impairment of goodwill. The following EPS would have resulted in fiscal 2000/01 and 2001/02 if goodwill had not been amortized:

	2000/2001 €	2001/2002 €
Net income as reported	6,783	6,802
Adjusted for goodwill amortization	172	172

Adjusted net income	6,955	6,974

Basic net income per share	0.35	0.35
Diluted net income per share	0.35	0.35

Other long-term assets

The other long-term assets relate to the capitalized surrender value of a reinsurance policy covering pension liabilities to certain employees. It was measured at fair value.

Other accruals

All estimated expenses incurred but not invoiced or paid by the balance sheet date are recorded as current or noncurrent accrued liabilities. These include accruals for sales commissions and variable remuneration.

Software development costs

Under Statement of Financial Accounting Standards (“SFAS”) No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed” (“SFAS No. 86”), capitalization of software development costs commences upon the establishment of technological feasibility and ends upon general release of the software to the public. In accordance with SFAS No. 86 the Company defines the point of technological feasibility as the completion of a Beta version (“working model”). For the Company, the time between completion of a working model and general release of the software to the public is of short duration. As a result, the costs qualifying for capitalization under SFAS No. 86 are not material and have been expensed.

Advertising costs

Advertising costs are expensed as they are incurred. For the years ended June 30, 2001, 2002, and 2003 advertising costs of € 6,530, € 5,507, and € 5,562 respectively were incurred.

Accounting for stock-based compensation

The Company accounts for stock-based compensation in accordance with APB No. 25, “Accounting for Stock Issued to Employees,” which requires that compensation expense be measured using the intrinsic value method. SFAS No. 123, “Accounting for Stock-Based Compensation,” requires the fair value of stock options to be included in the consolidated statements of operations or disclosed in the notes to the consolidated financial statements. The Company has adopted the disclosure provision of FASB 123, as amended by FASB Statement 148, but opted to remain under the expense recognition provision of Accounting Principles Board Opinion No. 25, and related Interpretations in accounting for options granted under the Stock Option Plan. The fair value of options granted has been estimated using the Black-Scholes model prescribed by SFAS No. 123. The actual results and pro forma results of the Company and the net income (loss) earnings per share are shown below as if these figures were reflected in the statement of operations in accordance with SFAS No. 123.

	2000/2001 €	2001/2002 €	2002/2003 €
Net income/(loss)
As reported	6,783	6,802	(3,955)
Stock-based employee compensation expense included in reported net income, net of related tax effects	161	0	0
Total stock-based employee compensation expense determined under fair value based methods for all awards net of tax effects	(1,563)	(1,330)	(1,325)
Pro forma	5,381	5,472	(5,280)

Earnings per share
Basic – as reported	0.34	0.35	(0.19)
Basic – pro forma	0.27	0.28	(0.25)
Diluted – as reported	0.34	0.34	(0.19)
Diluted – pro forma	0.27	0.28	(0.25)

Fair values of financial instruments

The amounts reported in the consolidated balance sheets for cash and cash equivalents, trade receivables, accounts payable, accrued expenses, and capital leases approximate fair value based on the short-term maturity of these instruments.

The carrying amounts of the liabilities to banks are also approximately the same as their fair values, comparing both market prices for the same and similar loans and the terms offered to the Company.

In June 1998 the Financial Accounting Standards Board adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended by SFAS No. 137 and SFAS No. 138. This standard establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. The standard also requires that changes in the customary market valuation of the derivative be recorded in the Company’s operating result unless specific accounting criteria are fulfilled. If a derivative instrument qualifies for hedge accounting, the gains or losses from the derivative may offset results from the hedged item in the statement of operations or other comprehensive income, depending on the type of hedge. The relevant documentation, designations, and assessment of the effectiveness of hedging transactions are necessary in order to use hedge accounting.

The application of SFAS No. 133, SFAS No. 137, and SFAS No. 138 has no impact on the financial position or results of operations of the Company.

As of June 30, 2003, the Company did not hold any derivative financial instruments.

Income taxes

The Company utilizes the liability method of accounting for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. Under the liability method, deferred taxes are recognized to take into account the net tax effects of temporary differences between the carrying amounts in the consolidated financial statements and in the tax accounts. Net deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized within a reasonable period of time. The Company estimates future taxable income for the single entities based upon operating budgets and ongoing prudent and feasible tax planning strategies, in assessing the amount of the valuation allowance.

Revenue recognition

The Company generates revenues from licensing the rights to use its software products directly to end-users and indirectly through sublicense fees from resellers under perpetual licensing arrangements. The Company also generates revenues from sales of professional services, including consulting, implementation training, and maintenance.

Revenues from software license agreements are recognized according to SOP 97-2 “Software Revenue Recognition” if all of the following four criteria are met:

•	persuasive evidence of an arrangement exists,

•	delivery has occurred,

•	the price charged is fixed or determinable,

•	collectibility is probable.

If a period of acceptance is stipulated in the agreement, revenues are recognized when software is accepted by the customer or when the acceptance period expires. The Company enters into reseller arrangements. Fees under these arrangements are recognized when the above mentioned criteria are fulfilled.

Service revenue is primarily related to implementation and installation services performed under separate service arrangements. Revenues from consulting and training services are recognized as the services are performed. If a license arrangement includes both software and service elements, the arrangement fee is allocated to services and other elements of the arrangement based on their fair value as established by independent sale of the respective element to customers, including the renewal rates for post-contract support services and standard hourly rates for other services. The residual arrangement fees are allocated to the software and are recognized upon delivery of the software provided that the services are not essential to the functionality of the software; the services exclude significant customization or modification of the software; and the payment terms for the software are not subject to acceptance criteria or cancellation or refund provisions. In cases where the license fee payments are contingent upon the performance of services or the services include software customization or modification, revenues from both the license and service elements are deferred and recognized under the percentage of completion method of accounting as the services are performed. The Company applies the percentage of completion method in accordance with Accounting Research Bulletin (“ARB”) 45 and Statement of Position (“SOP”) 81-1 for long-term construction contracts. Revenue is recognized based on costs incurred measured against total planned costs, and the resulting percentage is realized as a percentage of the total revenue of the project contract. Cost incurred is measured by multiplying service hours rendered by a standard hourly rate. Cost to completion is estimated as service hours to be delivered multiplied by the standard hourly rate. Remaining service hours are estimated by project managers on a quarterly base.

Maintenance includes the right to unspecified upgrades and enhancements as well as telephone support and support via remote access. Maintenance revenue is recognized ratably over the term of the maintenance period. If maintenance is included free or at a discount in a software license arrangement, the discount amounts are deferred from the software license fees and recognized ratably over the maintenance period based on their fair value as established by independent sale of maintenance to customers. The Company enters into maintenance agreements which are continued until cancelled. The minimum term of maintenance agreements is 1 year. Maintenance prices are determined as a percentage of net license fees.

Standard payment terms are 30 days after delivery.

Concentration of credit risk

Financial instruments which are potentially subject to a credit risk consist of cash and cash equivalents and trade receivable. Cash and cash equivalents are invested or held in solvent and reliable financial institutions. Furthermore, the Company performs periodic loan reviews of its customers and therefore does not generally require them to provide collateral. The allowances for doubtful accounts amounted to € 2,009 in fiscal year 2000/01, € 1,611 in fiscal year 2001/02, and € 1,776 in fiscal year 2002/03 and were based on management’s estimate of collectibility.

No more than 10% of the company’s revenues were generated with a single customer in fiscal years 2001, 2002, or 2003.

Reclassifications

Certain amounts in the balance sheets of prior years have been reclassified to conform to the current year’s presentation.

Recent accounting pronouncements

In July 2002, the FASB issued SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities.” This Standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not expect the provisions of SFAS No. 146 to have a material impact on the consolidated financial statements. The Company will adopt the provisions of SFAS No. 146 on July 1, 2003.

In December 2002, the FASB issued SFAS No. 148 “Accounting for Stock-Based Compensation — an amendment of SFAS No. 123.” The standard provides alternative methods of accounting for a voluntary change to the fair value based method of accounting for stock-based employee compensation, and requires additional disclosures. The Company continues to account for stock compensation under APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. The Company adopted the disclosure provisions of SFAS No. 148.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51” (the Interpretation). The Interpretation requires the consolidation of entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual, or other financial interests in the entity. Currently, entities are generally consolidated by an enterprise when it has a controlling financial interest through ownership of a majority voting interest in the entity. The Company will begin applying the provisions of this new pronouncement effective July 1, 2003 on a prospective basis and does not anticipate any impact on its results of operations, financial position, and cash flows.

On April 30, 2003, the FASB issued Statement of Financial Accounting Standards 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This Statement is intended to result in more consistent reporting of contracts as either freestanding derivative instruments subject to SFAS 133 in its entirety, or as hybrid instruments with debt host contracts and embedded derivative features. SFAS No. 149 amends SFAS No. 133 as a result of:

•	decisions previously made as part of the Derivatives Implementation Group (DIG) process;

•	changes made in connection with other Board projects dealing with financial instruments;

•	deliberations in connection with issues raised in relation to the application of the definition of a derivative.

In particular it clarifies:

•	the meaning of “an initial net investment that is smaller than would be required for other types of contracts that would be expected to have a similar response to changes in market factors”;

•	the meaning of underlying;

•	the characteristics of a derivative that contains financing components.

SFAS No. 149 does not amend the definition of a derivative; however, SFAS No. 149 does clarify the definition of a derivative by focusing on the meaning of the characteristic “an initial net investment that is smaller than would be required for other types of contracts that would be expected to have a similar response to changes in market factors.” SFAS No. 149 explains that “smaller” means “smaller by more than a nominal amount.” SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 is not expected to have a material impact on the Company.

In May 2003 the FASB issued SFAS 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS 150”), the new accounting standard for certain types of freestanding financial instruments and disclosure regarding possible alternatives to settling financial instruments. The Company does not anticipate any impact on its results of operations, financial position, and cash flows as a result of the adoption of the Statement.

The Statement is effective for all financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period after June 15, 2003.

In November 2002, the EITF reached a final consensus on EITF 00-21, “Revenue Arrangements with Multiple Deliverables.” EITF 00-21 addresses certain aspects of the accounting of revenue arrangements with multiple deliverables by a vendor. EITF 00-21 outlines an approach to determine when a revenue arrangement for multiple deliverables should be divided into separate units of accounting and, if separation is appropriate, how the consideration should be allocated to the identified accounting units. The consensus reached in the Issue will be effective for IXOS in its financial statements beginning July 1, 2003. The Company is determining the impact of the adoption of EITF 00-21, although IXOS believes that the adoption will not have a material impact on its consolidated financial statements.

D. Consolidated statement of operations disclosures

1. Other operating income/(expenses)

	2000/2001 €	2001/2002 €	2002/2003 €
Other operating income
Payment for cancellation of non-compete clause	2,000	0	0
Rental income	1,798	6,191	6,049

	3,798	6,191	6,049

Other operating expenses
Rent expenses	1,760	6,184	6,000
Restructuring for rent commitments and contract risks	(1,492)	0	0
Restructuring for severance payments	(2,073)	0	0
Other	47	0	0

	(1,758)	6,184	6,000

Other operating income only includes the income from the sublease of the Technopark II office building in fiscal year 2002/03; other operating expenses include the costs for the rental of this office building. The Technopark II building is 100% subleased.

For restructuring purposes, IXOS recorded an accrual of € 5,837 in fiscal year 2000. In fiscal year 2000/01, the Company was able to sublease the rent contract signed by IXOS for Technopark II. For this reason an accrual of € 959 was not used and was therefore reversed. In addition, the Company was able to sell its wholly owned subsidiary, IXOS Anwendungs-Software GmbH, Leipzig, Germany, so the accrual for severance payments of € 2,073 and the remaining accrual for rent commitments of € 533 were also reversed. The reversal of accruals had a significant positive impact on net income for the year ended June 30, 2001.

Payments totaling € 2,272 were made for restructuring purposes in fiscal year 2000/01. No payments were made in fiscal years 2001/02 or 2002/03.

Effective March 21, 2001, IXOS sold its 31 % interest in the joint venture memIQ Aktiengesellschaft, Munich, Germany, to its joint venture partners for an amount of € 3,500. Moreover, IXOS received € 2,000 from the waiver of the non-compete clause. This ban was a component of the joint venture agreement dated May 26, 2000 and prohibited the joint venture from competing in the same field as the Company.

2. Other income/(expenses)

	2000/2001 €	2001/2002 €	2002/2003 €
Other income
Gain on disposals of financial assets
IXOS Anwendungs-Software GmbH, Leipzig, Germany	146	0	0
memIQ Aktiengesellschaft, Munich, Germany	2,710	0	0

	2,856	0	0

Other expenses
Loss from investments in joint ventures
memIQ Aktiengesellschaft, Munich, Germany	(2,014)	0	0

	(2,014)	0	0

By way of a contract dated August 29, 2000, IXOS sold its wholly owned subsidiary IXOS Anwendungs-Software GmbH, Leipzig, for a cash amount of € 767. IXOS Leipzig was a subsidiary focusing mainly on development and, due to its size, it was not significant for the results of operations.

Losses from investments in joint ventures result purely from the absorption of losses from the memIQ Aktiengesellschaft joint venture using the equity method. On the date memIQ Aktiengesellschaft was sold, the joint venture had total revenues of € 77 and € 5,182 of total expenses. Total assets amounted to € 8,925 and consisted mainly of cash and cash equivalents (€ 3,427) and long-lived assets (€ 5,366) on the asset side, less accounts payable (€ 4,650) and equity (€ 3,895) on the liability side. Intercompany transactions between IXOS SOFTWARE AG and memIQ Aktiengesellschaft were immaterial.

3. Income taxes

Until December 31, 2000 inclusive, German stock corporations were subject to corporate income tax at a rate of 40 % on fully retained earnings, 30 % on distributed earnings, and trade tax depending on the municipality in which the company operates. Based on the German Tax Reduction Act passed on July 14, 2000 by the German Federal Council, and effective January 1, 2001, the corporate income tax rate decreased to a uniform level of 25 % for distributed and non-distributed profits. Trade tax remains unaffected.

In addition, German stock corporations must pay a surcharge on corporate income tax of 5.5% as a contribution to the costs of German reunification.

The provisions for income taxes consist of the following items:

	2000/2001 €	2001/2002 €	2002/2003 €
Current
Germany	476	0	85
Europe (excluding Germany)
North America and Asia	291	294	563

	767	294	648

Deferred
Europe (excluding Germany)
North America and Asia	0	0	(251)

	0	0	(251)

Provisions for income taxes	767	294	397

Reconciliation of the provisions for income taxes to amounts computed by applying the German statutory income tax rate of 37.3% to the tax expense disclosed in these financial statements:

	2000/2001 €	2001/2002 €	2002/2003 €
Statutory income tax (37.3% in 2003, 37.3% in 2002, 37.3% in 2001, 50% in 2000)	2,816	2,932	(1,327)
Increase (decrease) in income tax due to:
Deferred taxable income	2,581	0	0
Foreign income/losses at different tax rates	(502)	(6)	102
Changes in valuation allowance on deferred tax assets	(3,456)	(2,008)	1,350
Effect of income earned in a foreign tax jurisdiction with tax-free status	(1,259)	0	470
Foreign currency exchange gain/loss on intercompany balances with long-term investment nature	0	(840)	(445)
Amortization of goodwill	64	64	84
Amortization of deferred compensation	60	0	0
Prior year tax payments	463	0	202
Other	0	152	(39)

Provisions for income taxes	767	294	397

In fiscal year 1997, the Company’s Swiss subsidiary was formed and awarded tax-free status for the following 10-year period. The Company’s Swiss subsidiary generated income beginning in fiscal year 1998 that is not subject to income tax.

Net deferred income taxes consist of the following items:

	June 30, 2001 €	June 30, 2002 €	June 30, 2003 €
Deferred tax assets
Net operating loss carryforwards	9,900	8,546	26,768
Accrued pension cost	113	183	140
Unearned revenue	1,062	762	396
Stock offering costs	559	559	559
Other	0	0	68

Total deferred tax assets	11,634	10,050	27,931
Less: valuation allowance	(11,479)	(9,471)	(26,632)

Net deferred tax assets	155	579	1,299

Deferred tax liabilities
Deferred tax income	1,219	1,486	1,538
Foreign exchange gain	155	13	30
Accrued liabilities	0	82	83
Other	0	34	251

Total deferred tax liabilities	1,374	1,615	1,902

Net deferred tax liabilities	(1,219)	(1,036)	(603)

Current portion of deferred taxes	(1,219)	(1,036)	(603)
Noncurrent portion of deferred taxes	0	0	0

	(1,219)	(1,036)	(603)

The increase in deferred tax assets on tax loss carryforwards and valuation allowances on deferred tax assets was caused by the acquisition of Obtree Technologies Inc. With this company, IXOS acquired tax loss carryforwards of € 65 million.

Due to the expected taxable results of IXOS as of June 30, 2001, a valuation allowance was recognized for the balance of deferred tax assets within the different tax jurisdictions of the Company. Since the recoverability of deferred tax assets is still subject to uncertainty for 2004 and 2005, the Company has again written these off in full. The remaining deferred tax liabilities all originate in U.S. tax jurisdictions, where the existing deferred tax liabilities are not offset by deferred tax assets.

The net operating loss carry forward refers to the following tax jurisdictions:

€
Germany	12,027
Switzerland (Obtree Technologies Inc.)	65,785
Australia	3,522
Singapore	2,917
United Kingdom	2,564
Japan	1,814

No unused tax losses will expire. The increase in deferred tax assets and valuation allowances on deferred tax assets mainly results from the acquisition of Obtree Technologies Inc.

4. Earnings per share

Basic earnings per share are computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted earnings per share are calculated by dividing net income by the weighted average number of shares outstanding and dilutive stock options outstanding.

	June 30, 2001 €	June 30, 2002 €	June 30, 2003 €
Net income/(loss)	6,783	6,802	(3,955)

Basic weighted average common shares outstanding	19,687,150	19,677,661	21,059,116
Dilutive effect of assumed exercise of stock options	170,015	69,810	0 [1]

Weighted average common shares outstanding assuming dilution	19,857,165	19,747,471	21,059,116

Basic net income/(loss) per share	0.34	0.35	(0.19)
Diluted net income/(loss) per share	0.34	0.34	(0.19)[2]

[1]	Diluted average shares outstanding are identical in fiscal year 2002/03 as the Company reports losses.
[2]	Diluted and basic earnings per share are the same in fiscal years where the Company reports losses, as the effect would be antidilutive.

E. Consolidated balance sheet disclosures

5. Cash and cash equivalents, and short-term investments

At June 30, 2003, and 2002, credit lines in the amount of € 12,534 and € 10,534 respectively were available. € 2,152 and € 1,412 respectively of these amounts were used for the issuance of bank guarantees.

6. Allowance for doubtful accounts

The following table presents changes in the allowance for doubtful accounts:

	June 30, 2001 €	June 30, 2002 €	June 30, 2003 €
Beginning balance	832	2,009	1,611
Provisions for doubtful accounts	2,131	522	664
Utilization/reversals	(954)	(920)	(499)

Ending balance	2,009	1,611	1,776

7. Prepaid expenses and assets

	June 30, 2001 €	June 30, 2002 €	June 30, 2003 €
Inventories	0	978	317
Prepayments	2,493	1,910	4,467
Security deposits	1,100	693	1,070
Other	203	566	1,540

	3,796	4,147	7,394

8. Property and equipment

Property and equipment consists of the following items:

	June 30, 2001 €	June 30, 2002 €	June 30, 2003 €
Leasehold improvements	7,830	8,076	8,960
Furniture and equipment	21,822	19,677	20,336

	29,652	27,753	29,296

Accumulated depreciation	(17,730)	(18,036)	(19,637)

Property and equipment, net	11,922	9,717	9,659

The depreciation expense amounted € 6,211 for fiscal year 2001, € 4,185 for fiscal year 2002, and € 3,362 for fiscal year 2003.

9. Intangible assets

	June 30, 2001 €	June 30, 2002 €	June 30, 2003 €
Purchased software, gross	1,909	4,998	11,039
Accumulated amortization	(1,196)	(1,488)	(3,090)

Purchased software, net	713	3,510	7,949

Maintenance contracts, gross	0	0	1,320
Accumulated amortization	0	0	(212)
Maintenance contracts, net	0	0	1,108

	713	3,510	9,057

The amortization expense amounted to € 349 for fiscal year 2001, € 380 for fiscal year 2002, and € 1,864 for fiscal year 2003.

Additions in fiscal year 2003 relate to capitalized software (€ 4,097) and capitalized maintenance contracts (€ 1,320) from the purchase price allocation of Obtree Technologies Inc.; capitalized software (€ 733) from the purchase price allocation of PowerWork AG; and the customization of internal use software (€ 837).

The weighted average amortization period for intangible assets is 4 years.

The following table shows the estimated amortization expense for each of the next 5 years:

	Estimated amortization of purchased software €	Estimated amortization of maintenance contracts €	Total €
2003/2004	2,444	554	2,998
2004/2005	2,218	325	2,543
2005/2006	2,007	157	2,164
2006/2007	1,261	61	1,322
2007/2008	19	11	30

Total	7,949	1,108	9,057

10. Goodwill

	June 30, 2001 €	June 30, 2002 €	June 30, 2003 €
Goodwill, gross
Beginning balance	1,201	1,201	1,201
Additions	0	0	9,461

Ending balance	1,201	1,201	10,662

Accumulated amortization
Beginning balance	(457)	(629)	(801)
Additions	(172)	(172)	0

Ending balance	(629)	(801)	(801)

Goodwill, net	572	400	9,861

The additions to goodwill result from the acquisition of 99.92 % of the shares of Obtree Technologies Inc. as well as from the PowerWork AG asset deal. Please refer to our explanations in section B. “Changes in the consolidated group.”

Changes in fixed assets were as follows:

	Acquisition and Production Cost
	July 1, 2002 €	Additions €	Disposals €	Cumulative currency translation adjustments €	June 30, 2003 €
Intangible assets
Purchased software and maintenance contracts	4,998	7,415	50	(4)	12,359
Goodwill	1,201	9,461	0	0	10,662

	6,199	16,876	50	(4)	23,021

Property and equipment
Leasehold improvements	8,076	969	9	(76)	8,960
Factory and office equipment	19,677	2,630	1,293	(678)	20,336

	27,753	3,599	1,302	(754)	29,296

	33,952	20,475	1,352	(758)	52,317

11. Accrued liabilities

Accrued liabilities primarily relate to the following items:

	June 30, 2001 €	June 30, 2002 €	June 30, 2003 €
Accrued salaries	6,855	5,851	6,631
Accrual for vacation accrued but not yet taken	1,861	2,290	2,606
Outstanding invoices	2,185	1,430	2,256
Other	1,083	924	1,044

	11,984	10,495	12,537

12. Schedule of liabilities

	June 30, 2003 €	due within one year €	due after one year and within five years €	due after more than five years €	June 30, 2002 €
Trade payables	3,591	3,591	0	0	7,739
Tax payables	2,556	2,556	0	0	1,980
Social security liabilities	1,167	1,167	0	0	1,064
Other liabilities	260	260	0	0	286

	7,574	7,574	0	0	11,069

Other long-term liability	846	0	846	0	0
Current portion of capital lease obligation	0	0	0	0	131
Customer advances and unearned revenues	13,516	13,516	0	0	11,679

	21,936	21,090	846	0	22,879

Accumulated depreciation and amortization					Net book value
July 1, 2002 €	Provisions €	Reversals €	Cumulative currency translation adjustments €	June 30, 2003 €	June 30, 2003 €	June 30, 2002 €
1,488	1,864	48	(2)	3,302	9,057	3,510
801	0	0	0	801	9,861	400

2,289	1,864	48	(2)	4,103	18,918	3,910

2,815	850	5	(59)	3,601	5,359	5,261
15,221	2,512	1,212	(485)	16,036	4,300	4,456

18,036	3,362	1,217	(544)	19,637	9,659	9,717

20,325	5,226	1,265	(546)	23,740	28,577	13,627

The Other long-term liability refers to a liability of Obtree Technologies Inc. to Born Informatik AG, an unrelated entity. IXOS assumed the liability in connection with the acquisition of Obtree Technologies Inc. The agreement between Obtree Technologies Inc. and Born Informatik AG provides for settlement of the liability using future revenues resulting from license sales.

Securities for liabilities are not provided, except for customary retention of title and similar rights in the software industry.

As of June 30, 2002, the total liabilities of € 22,879 were due within one year.

As of June 30, 2001 liabilities due within one year amounted to € 17,524 and liabilities due in one year to five years amounted to € 131.

13. Customer advances and unearned revenues

	June 30, 2001 €	June 30, 2002 €	June 30, 2003 €
Unearned revenues	10,798	11,561	12,133
Customer advances	425	118	1,383

	11,223	11,679	13,516

Unearned revenues result from deferred maintenance revenues.

14. Capital lease commitments

The Company leased office and factory equipment by means of noncancelable capital lease agreements that expired on various dates through 2003 at the latest. The leased assets in the prior years are accounted for as follows:

	June 30, 2001 €	June 30, 2002 €
Furniture and equipment	1,627	1,194
Accumulated depreciation	(1,137)	(975)

	490	219

There are no future minimum annual lease payments.

Amortization of capital lease assets is included in the depreciation expense.

15. Retirement plans

IXOS SOFTWARE AG has entered into pension commitments to current Executive Board members, former Executive Board members, as well as individual pension commitments to employees. The Company’s actuarial cost method for its plan is the projected unit credit method. The Company’s policy is to deposit amounts with an insurance company to cover the actuarial present value of the expected retirement benefits. The amounts deposited of € 1,630 in fiscal 2003, € 1,075 in fiscal 2002, and € 674 in fiscal 2001 respectively are invested by the insurance company in short-term investments. These amounts are included in the “other long-term assets” item. The amounts are independent of the defined benefit plan and do not constitute assets of the plan.

Pension expenses during the fiscal years can be allocated as follows:

	2000/2001 €	2001/2002 €	2002/2003 €
Service cost	49	266	15
Interest cost on projected benefit obligations	72	97	101

Net pension cost	121	363	116

The following table sets forth the funded status and amount recognized for the Company’s defined benefit pension plan in the consolidated financial statements.

	June 30, 2001 €	June 30, 2002 €	June 30, 2003 €
Accumulated benefit obligations	1,168	1,495	1,747
Total projected benefit obligations	1,168	1,495	2,022

Projected benefit obligations in excess of plan assets	1,168	1,495	2,022
Unrecognized net gain/loss	149	185	(226)

Additional minimum liability	0	0	52

Accrued pension liabilities	1,317	1,680	1,848

Weighted average assumed discount rate	6.5%	6.5%	6.0%
Weighted average rate of Compensation increase	2.5%	2.5%	2.5%

In fiscal year 2002/03, the discount rate was adjusted to reflect standard market rates for high-quality fixed-interest securities. The resulting effects in the amount of € 52 were recognized in other comprehensive income in fiscal year 2002/03.

16. Financial commitments

Future rent payments and lease obligations from noncancelable leases for operating equipment for the next five years after June 30, 2003 are as follows:

Fiscal year	€
2004	13,005
2005	11,718
2006	10,186
2007	9,880
2008	9,025

Thereafter	21,853

Rent expense amounted € 7,648 for fiscal year 2001, € 10,917 for fiscal 2002, and € 11,746 for fiscal year 2003.

€ 29,028 of the financial commitments for the next five years will be offset by rental income of € 27,001. In addition, future rent payments of € 15,745 for the period after fiscal year 2008 will be compensated by rental income of € 11,296.

The sublease rental income and the financial commitments for each year are as follows:

	Income €	Commitment €
Fiscal year
2004	6,361	5,806
2005	6,361	5,806
2006	5,751	5,806
2007	4,264	5,805
2008	4,264	5,805

Total	27,001	29,028

17. Disclosures on the equity of IXOS SOFTWARE AG

At the General Meeting held on July 21, 1998, the Executive Board was authorized, with the approval of the Supervisory Board, to increase the share capital until July 21, 2003 by a total amount of up to DM 4,800 through the issuance of new shares “Authorized Capital I and IV”).

The General Meeting on November 25, 1999 resolved to increase the common stock to € 19,259 and to divide it into 19,259,285 new shares through a five-for-one stock split. A resolution was also adopted to increased Authorized Capital I and IV, resolved by the General Meeting on July 21, 1998, from DM 4,800 to € 4,800, and the period in which the Executive Board was authorized to implement a corresponding capital increase was extended to November 25, 2004.

The General Meeting on November 19, 2002 resolved to create new Authorized Capital (“Authorized Capital V”) of up to € 7.762. The resolution was recorded in the commercial register on November 27, 2002.

Authorized Capital I resolved by the General Meeting on November 25, 1999 up to a nominal amount of € 1.800, was utilized in full for the investment by General Atlantic Partners in the Company.

The General Meeting on March 6, 2002 resolved to contingently increase the common stock of the Company by € 500, composed of up to 500,000 no-par value bearer shares (Contingent Capital IV). The contingent capital increase serves to grant conversion rights to holders of warrants.

The Company holds 40.000 treasury shares. These shares were acquired in September 2001, the acquisition price was € 241. This equals 0.19 % of that total issued shares. The shares were repurchased to serve employee stock options. In fiscal year 2002/03 13,665 treasury shares were sold for a consideration of € 5.15 per share. This equals 0.06 % of that total issued shares.

The accumulated losses include legal reserves in the amount of € 347 relating to the IXOS SOFTWARE (International) AG, Biel (€ 312) and IXOS SOFTWARE s. r. o., Prag (€ 35) subsidiaries.

The Company’s shares are quoted on the Prime Standard segment of the Frankfurt Stock Exchange and the Company’s ADSs have been quoted on the NASDAQ National Market since October 7, 1998.

All shares are common shares.

In fiscal year 2002/03 1,800,000 shares were subscribed from authorized capital and 6,385 shares from contingent capital.

18. Accumulated other comprehensive income

Other comprehensive income at June 30, 2003 includes foreign currency translation adjustments and minimum pension liability adjustments. Reclassifications from cumulative translation adjustments to foreign currency exchange losses were made in the amount of € 2,005 in fiscal year 2002/2003.

	June 30, 2001 €	June 30, 2002 €	June 30, 2003 €
Foreign currency translation adjustment	(47)	(1,014)	1,016
Minimum pension liability adjustment	0	0	(52)

Total	(47)	(1,014)	964

19. Stock option plans

The Company has a U.S. stock option plan, a non-U.S. stock option plan, and a worldwide stock option plan (the “stock option plans”). The U.S. and the non-U.S. plans were established in fiscal year 1998 and provide for the grant of options with a term of ten years and a vesting period of three or four years from the date of grant. The U.S. stock option plan options vest monthly over four years after an initial six-month period. The non-U.S. stock option plan options vest annually over three years. The worldwide stock option plan was established in fiscal 2000. These options vest annually over four years. All options granted on or before June 30, 2000 have a term of ten years, those options granted after June 30, 2000 have a term of six years. The General Meeting authorized the Company on several occasions over the past few fiscal years to grant stock options. To implement the Company’s stock option plans, the shareholders resolved on several occasions to create contingent capital in the total amount of € 2,426 to cover the grant of 2,425,928 shares, which can be issued to the stock option holders when stock options are exercised. As of June 30, 2003, 471,759 of the options granted have been exercised. The remaining contingent capital available at the balance sheet date to serve stock options thus amounts to € 1,954.

In connection with the grant of certain stock options to employees in May 1998, the Company recorded deferred compensation of € 579 representing the difference between the fair value of the common stock for accounting purposes and the exercise price of such options at the date of grant. Such amount is amortized on a pro rata basis over the vesting period of the applicable options. The associated amortization expense was € 161 for fiscal 2001. The compensation expense is decreased in the period of forfeiture for any accrued but unvested compensation arising from the early termination of an option holder’s services.

The following tables provide information with respect to the stock option plans at the end of fiscal year 2002/2003:

	Options outstanding	Weighted Average exercise price €
Balance at June 30, 2000	1,168,533	17.61

Granted	271,330	12.77
Exercised	(67,566)	4.56
Cancelled	(277,770)	24.90

Balance at June 30, 2001	1,094,527	15.33

Granted	74,180	7.07
Exercised	0	0
Cancelled	(61,431)	20.68

Balance at June 30, 2002	1,107,276	13.91

Granted	365,750	5.80
Exercised	(6,385)	3.93
Cancelled	(21,637)	12.03

Balance at June 30, 2003	1,445,004	11.93

Exercise price €	Options outstanding	Remaining contract life in years (weighted average)	Number exercisable at June 30, 2003
50.90	8,750	6.63	8,750
40.80	68,685	5.71	68,685
35.38	3,180	5.94	3,180
33.18	1,665	6.01	1,665
28.60	4,770	6.17	4,700
25.02	8,565	6.39	8,510
19.80	283,307	6.98	221,184
17.38	107,150	5.27	107,150
11.21	29,980	3.63	20,644
8.00	165,000	4.85	165,000
8.00	60,000	5.43	60,000
8.00	50,000	5.11	50,000
7.44	162,241	4.84	162,241
7.39	14,946	3.92	9,978
6.42	8,000	4.85	2,666
5.05	194,750	5.43	0
5.05	3,000	5.11	0
4.43	51,400	4.41	23,379
4.09	53,500	5.87	0
3.93	166,115	4.34	166,115

	1,445,004	5.40	1,083,847

As of June 30, 2002 and June 30, 2001, there were 881,222 and 564,334 exercisable stock options respectively.

The fair value of these options was estimated at the date of grant using the Black-Scholes model with the following weighted-average assumptions: risk-free interest rate of 3.5% (2002: 4.4%; 2001: 4.7%), nil dividend yield for all years presented, expected volatility 62% (2002: 66%; 2001: 60%) and an expected life for the options of 4 years (2002 and 2001: 4 years). All options granted during fiscal 2003, 2002, and 2001 had an exercise price equal to the fair market value of the shares at the date of grant. The estimated weighted average fair value of the options granted during fiscal 2003 amounts to € 2.29 (2002: € 2.41; 2001: € 6.43).

F. Other Disclosures

20. Related parties

Prof. Dr. Wilhelm Haarmann, who was a member of the Supervisory Board of IXOS SOFTWARE AG until March 31, 2002, is also a member of the law firm Haarmann, Hemmelrath & Partner, which frequently acts as legal and tax advisor to the Company. Expenditures invoiced by Haarmann, Hemmelrath & Partner for their legal and tax consulting services amounted to € 49 during year fiscal 2002 and € 46 during year fiscal 2001. The Company also retains another member of the Supervisory Board, Hansjörg Staehle, as a legal advisor. Expenditures invoiced by Mr. Staehle during fiscal year 2003 were € 1, € 19 during fiscal year 2002 and € 31 during fiscal year 2001.

21. Geographical information/segment reporting

IXOS SOFTWARE Aktiengesellschaft is a software manufacturer and deals with the development, manufacture, marketing, and licensing of standard client-server software applications. All products and the related services are offered worldwide in the same manner. The Company believes that it only operates in a single business segment and accordingly has structured its management and internal reports to reflect this single segment.

The geographic break-down of revenues, income (loss) from operations, and identifiable assets is presented in the following:

	June 30, 2001 €	June 30, 2002 €	June 30, 2003 €
Revenues
Germany	50,966	66,567	66,459
North America	37,703	37,592	33,138
Europe (excluding Germany)	38,594	43,838	53,553
Asia/Pacific	17,342	15,754	17,008
Consolidation	(27,606)	(41,751)	(43,039)

Total	116,999	122,000	127,119

Income (loss) from operations
Germany	(1,207)	8,863	3,738
North America	3,053	68	(1,357)
Europe (excluding Germany)	4,056	931	(897)
Asia/Pacific	541	(2,099)	(1,478)
Consolidation	(493)	(54)	126

Total	5,950	7,709	132

Identifiable assets
Germany	70,773	79,515	88,424
North America	17,044	13,067	13,458
Europe (excluding Germany)	31,871	42,442	45,640
Asia/Pacific	17,363	15,784	16,281
Consolidation	(47,029)	(52,339)	(55,546)

Total	90,022	98,469	108,257

Due to the allocation of royalties, the comparability of the figures is limited.

The Europe (excluding Germany) region includes the companies in Switzerland, the Czech Republic, Austria, Netherlands, and the United Kingdom. The Asia Pacific region includes the companies in Japan, Singapore, Malaysia, and Australia.

22. Employees

The average number of employees in fiscal year 2003 was 852 (2002: 755).

Break-down of the number of employees classified by regions and functions:

	Germany	Europe	North America	Asia/ Pacific	Total
Technology/maintenance	54	8	18	8	88
Service	106	52	20	13	191
Training	13	3	2	0	18
Research and Development	163	55	5	0	223
Sales	87	91	50	22	250
Marketing	23	6	3	0	32
Administration	74	31	8	4	117

Total	520	246	106	47	919

23. Executive Board and Supervisory Board

The members of the Executive Board of IXOS SOFTWARE AG in fiscal year 2003 were:

Robert Hoog	CEO
Peter Rau	CFO
Hartmut Schaper	CTO
Richard Gailer	CSMO

Remuneration of the members of the Executive Board

The cost to the Company for the total remuneration of members of the Executive Board in fiscal year 2002/2003 amounted to € 1,768.

The individual members of the Executive Board received the following remuneration:

Executive Board member	Fixed portion €	Variable portion €	Other €	Total €
Richard Gailer (CSMO)	245	48	34	327
Robert Hoog (CEO)	587	110	70	767
Peter Rau (CFO)	231	65	59	355
Hartmut Schaper (CTO)	233	50	36	319

Total	1,296	273	199	1,768

Variable portions therefore account for 15.4 % of the total remuneration. The other renumeration disclosed is the cost to the Company. It contains non-cash benefits, retirement benefits, and social security contributions.

In fiscal year 2002/2003, an additional pension liability of € 17 was recognized for the members of the Executive Board and included in the other remuneration. An additional pension liability of € 42 was recognized for former members of the Executive Board.

Salary structure of the members of the Executive Board

All members of the Executive Board have a remuneration plan with a target salary composed of a fixed and a variable portion. The variable portion depends on whether to certain targets are reached, including revenue and earnings targets.

At a maximum, the variable portion can be tripled if actual results exceed the targets. The members of the Executive Board also receive non-cash benefits, retirement benefits, and social security contributions.

Executive Board member	Fixed portion	Variable portion	Target earnings
Richard Gailer (CSMO)	70%	30%	100%
Robert Hoog (CEO)	75%	25%	100%
Peter Rau (CFO)	70%	30%	100%
Hartmut Schaper (CTO)	70%	30%	100%

The members of the Executive Board receive a remuneration linked to the performance of the price of IXOS SOFTWARE AG shares as a medium-term performance-related component. No remuneration was payable in fiscal year 2002/2003 due to the performance of IXOS shares.

Executive Board stock options

The members of the Company’s Executive Board held the following stock options at June 30, 2003:

Executive Board member	Stock options	Exercise price
Richard Gailer	50,000	8.00
Robert Hoog	35,000 125,000	19.80 8.00
Peter Rau	50,000	8.00
Hartmut Schaper	50,000	8.00

Executive Board member Peter Rau was granted a further 50,000 stock options, and Executive Board member Robert Hoog a further 40,000 stock options when their current service contracts were signed. These stock options have not yet been issued by the Company.

Former Executive Board member Jürg Wyttenbach held 52,500 stock options. When he left the Company, he returned the 40,000 stock options granted to him under the terms of his contract of service as an Executive Board member. Jürg Wyttenbach holds a further 12,500 stock options (exercise price: € 17.384) from earlier contracts of service with IXOS SOFTWARE AG.

The underlying Terms and Conditions for the Stock Options of IXOS SOFTWARE AG are published on the Company’s website.

The members of the Supervisory Board of IXOS SOFTWARE AG in fiscal year 2002/2003 were:

Dr. Klaus Esser

General Partner of General Atlantic Partners GmbH

Lawyer

Chairman since December 11, 2002

Member of the Supervisory Board of Alstom Société Anonyme, Paris

Chairman of the Supervisory Board of Apollis AG, Munich

Member of the Supervisory Board of CompuGroup Holding AG, Koblenz

Member of the Supervisory Board of ConVISUAL, Oberhausen

Member of the Supervisory Board of GWI AG, Bonn

Hansjörg Staehle

Partner of Beil, Staehle, Wagner & Milde

Attorney

Chairman until December 11, 2002

Member since December 11, 2002

Chairman of the Supervisory Board of Glautec AG, Nuremberg

Member of the Supervisory Board of Munich Business Angels AG, Munich

Eberhard Färber

Dipl.-Kaufmann

Deputy Chairman

Richard Roy

Dipl.-Ingenieur

Deputy Chairman of the Supervisory Board of Realtech AG, Walldorf

Member of the Supervisory Board of Lion Bioscience AG, Heidelberg

Member of the Supervisory Board of Swisscom AG, Bern

Dr. Claudia Böttcher

Dipl.-Informatikerin1

Manfred Heiss

Dipl.-Informatiker1

Christopher Schönberger

Partner of Peters, Schönberger & Partner

Wirtschaftsprüfer (German Public Auditor), Steuerberater (Tax Advisor)

Member until November 11, 2002

Member of the Supervisory Board of Hugo Kern and Liebers GmbH & Co., Schramberg

[1]	elected by the employees

Remuneration of the members of the Supervisory Board

The remuneration of the members of the Supervisory Board is governed by Article 15 of the Articles of Association. In addition to the reimbursement of expenses, each member receives a fixed remuneration of € 10 per fiscal year. The Chairman receives double this amount, the Deputy Chairman receives one and a half times this amount.

Additionally, each Supervisory Board member receives a variable portion of € 1.25 for each Supervisory Board or committee meeting attended. Committee meetings which are held on the same day as a Supervisory Board meeting are not remunerated separately. The remuneration is payable after the end of each fiscal year.

The total remuneration of members of the Supervisory Board in fiscal year 2003 amounted to € 158. The fixed portion amounted to € 75, and the variable portion amounted to € 83.

The remuneration attributable to the individual members of the Supervisory Board was as follows:

Supervisory Board member	Fixed portion €	Variable portion €	Total €
Dr. Klaus Esser, Chairman	12	9	21
Eberhard Färber, Deputy Chairman	15	11	26
Richard Roy	10	15	25
Hansjörg Staehle	14	13	27
Christopher Schönberger	4	8	12
Dr. Claudia Böttcher	10	15	25
Manfred Heiss	10	12	22

Total	75	83	158

Detailed information on membership of the members of the Supervisory Board in the Personnel Committee and the Audit Committee, and on attendance by the members of the Supervisory Board at the Supervisory Board and Committee meetings can be found in the report of the Supervisory Board.

24. Declaration on the Corporate Governance Code in accordance with section 161 AktG

The Executive Board and the Supervisory Board have submitted the declaration required by section 161 AktG to the effect that they comply with the recommendations of the “Government Commission on the German Corporate Governance Code” published by the Federal Ministry of Justice in the official section of the electronic Bundesanzeiger (Federal Gazette), and that they will continue to do so in the future.

25. Investments in the Company within the meaning of section 21 WpHG

There are investments in the Company within the meaning of section 21 WpHG (German Securities Trading Act). The Company has been notified accordingly by the shareholders.

IXOS has been informed that as direct investors,

•	General Atlantic Partners (Bermuda) L. P.

•	GAP Coinvestment Partners II, L. P.

•	GapStar LLC

•	GAPCO GmbH & Co. KG

hold an aggregate 25.1 % voting interest in IXOS SOFTWARE AG. The 10 % and 25 % thresholds were exceeded on September 27, 2002.

26. Differences between U.S. GAAP and HGB (German Commercial Code)

In accordance with the interpretation by the German Accounting Standards Committee (GASC) in German Accounting Standard GAS 1, the consolidated financial reporting of the parent company complies with Directive 83/349/EC.

The provisions of the German Commercial Code (HGB) and German Stock Corporation Law differ from U.S. GAAP in many respects. The principle differences which could be of relevance for evaluating the Company’s net worth, financial position, and results of operations, are:

Under the HGB, all items in the balance sheet and statement of operations must follow the form and classification set out in sections 266 and 275 of the HGB. U.S. GAAP requires a different presentation, in which the balance sheet items are classified in order of declining liquidity. Under U.S. GAAP, current portions of noncurrent receivables and liabilities are stated in separate balance sheet items. The portion due within 12 months is considered to be current.

Compared with German accounting principles, there are also differences arising from the application of U.S. GAAP in the areas of goodwill accounting, the measurement of foreign currency items, deferred taxes, leases, acquisition costs, revenue recognition, application of the percentage of completion method, capital reserves, treasury stock, and the computation of accrued pension expenses, vacation, and guarantees.

27. Subsequent Event (unaudited)

On October 21, 2003, we announced that we had entered into a business combination agreement with Open Text, a corporation duly incorporated under the laws of the province of Ontario, Canada.

Under the terms of the agreement, 2016091 Ontario Inc., a 100 % subsidiary of Open Text Corporation has agreed to make a voluntary, public tender offer for the purchase of all outstanding shares of IXOS Software AG for a price of Euro 9.00 per IXOS share, payable in cash at consummation of the tender offer, in accordance with the provisions of the German Securities Acquisition and Takeover Act (WpÜG). The Executive and Supervisory Boards of IXOS Software AG as well as the Board of Directors of Open Text Corporation unanimously support the anticipated transaction. As a voluntary alternative to this cash offer, Open Text has agreed to offer all IXOS shareholders 0.5220 of an Open Text share for each IXOS share and 0.1484 of a warrant, each whole warrant exercisable to purchase one Open Text share for up to one year after the closing day of the offer at a strike price of US$20.75 per share. The tender offer by 2016091 Ontario Inc. was published on December 1, 2003.

The period for the acceptance of this tender offer (Acceptance Period) commenced with the publication of the Offer Document on December 1, 2003 and ends on January 16, 2004, 12.00 Noon (local time Frankfurt/Main). Consummation of the Offer is subject to several conditions including, among others, an acceptance rate of 67 % of all outstanding shares of IXOS Software AG. There can be no assurance that the Acquisition will be consummated.

On December 2, 2003 the Management Board and the Supervisory Board recommended that the holders of IXOS Shares accept the Offer extended by 2016091 Ontario Inc. However, the Management Board and the Supervisory Board did not provide any recommendation as to whether shareholders should opt for the cash offer or the alternative.

Grasbrunn, August 14, 2003, except note 27 which is dated December 16, 2003

IXOS SOFTWARE Aktiengesellschaft

The Executive Board:

/s/ ROBERT HOOG Robert Hoog	/s/ PETER RAU Peter Rau	/s/ HARTMUT CHAPER Hartmut Schaper	/s/ RICHARD GAILER Richard Gailer